Exhibit 4.15

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:19 PM 05/30/2007
FILED 02:19 PM 05/30/2007
SRV 070642982 - 4361240 FILE

CERTIFICATE OF TRUST

OF

BB&T CAPITAL TRUST IV

THIS CERTIFICATE OF TRUST OF BB&T CAPITAL TRUST IV (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, and M. Patricia Oliver and Christopher L. Henson, each an individual, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed hereby is BB&T Capital Trust IV.

2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. EFFECTIVE DATE. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Prital K. Patel
Name:	Prital K. Patel
Title:	Authorized Signer

/s/ M. Patricia Oliver
M. Patricia Oliver, as Trustee

/s/ Christopher L. Henson
Christopher L. Henson, as Trustee